EXHIBIT 12.1
                               TOSCO CORPORATION

          COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
                                TO FIXED CHARGES(a)

                (Dollar amounts in thousands except ratio data)


                                                                                                                Three Months
                                                                 Year Ended December 31,                       Ended March 31,
                                                 ------------------------------------------------------      ------------------
                                                  1990(b)      1991        1992      1993        1994         1994       1995(d)
                                                 --------     -------     -------   --------   ---------    --------    --------

Net income (loss) from continuing operations
  before accounting changes and
  extraordinary items ......................     $154,346     $68,102     $30,247   $ 80,579    $ 83,843     $38,867    ($4,273)
Provision (credit) for income taxes,
  net of extraordinary credit(c) ...........       19,630       2,363      20,766     51,175      50,006      27,026     (2,882)
                                                 --------     -------     -------   --------    --------     -------    -------
Pre-tax earnings (loss) from continuing
  operations before accounting changes
  and extraordinary items ..................     $173,976     $70,465     $51,013   $131,754    $133,849     $65,893    ($7,155)
                                                 ========     =======     =======   ========    ========     =======    =======
Earnings:
  Pre-tax earnings (loss) from continuing
    operation ..............................     $173,976     $70,465     $51,013   $131,754    $133,849     $65,893    ($7,155)
 Total fixed charges .......................       36,860      27,683      29,823     57,737      72,572      17,310     21,079
 Capitalized interest ......................                                                        (682)                  (999)
                                                 --------     -------     -------   --------    --------     -------    -------
 Total earnings from continuing
   operations ..............................     $210,836     $98,148     $80,836   $189,491    $205,739     $83,203    $12,925
                                                 ========     =======     =======   ========    ========     =======    =======
Fixed charges
  Interest (expensed), including the
    amortization of debt expense,
    discount or premium ....................     $ 32,315     $22,737     $23,941   $ 48,868    $ 58,315     $13,491    $15,398
  Capitalized interest .....................                                                         682                    999
  Estimated interest factor on
    operating lease payments ...............        4,545       4,946       5,882      8,869      13,575       3,819      4,682
                                                 --------     -------     -------   --------    --------     -------    -------
Total fixed changes ........................     $ 36,860     $27,683     $29,823   $ 57,737    $ 72,572     $17,310    $21,079
                                                 ========     =======     =======   ========    ========     =======    =======
Ratio of earnings from continuing
  operations to fixed charges ..............         5.72        3.55        2.71       3.28        2.83        4.81       0.61
                                                     ====        ====        ====       ====        ====        ====       ====

- ----------------

(a) Reflects Seminole Fertilizer Corporation as a discontinued operation for all periods.

(b) Interest for the year ended December 31, 1990 includes the write-off of $9,329 of deferred financing costs.

(c) Reflects the provision for income taxes for 1992-1995 at regular tax rates pursuant to the provisions of SFAS No. 109 adopted January 1, 1992.

(d) Earnings for the first quarter of 1995 were less than fixed charges by approximately $8.2 million.


